EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary shares, nominal value $0.12 per share (the “Ordinary Shares”) of VivoPower International PLC, an entity incorporated under the laws of England and Wales, dated as of January 19, 2024, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 19, 2024

Abri Advisors, Ltd.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	President

/s/ Jeffrey Tirman
Name:	Jeffrey Tirman